Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Plan, as amended, of Chelsea Therapeutics International, Ltd. of our reports dated March 10, 2010, with respect to the consolidated financial statements of Chelsea Therapeutics International, Ltd. and Subsidiary, and the effectiveness of internal control over financial reporting of Chelsea Therapeutics International, Ltd. and Subsidiary, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

January 10, 2011